Exhibit 4.3

Description of registrant’s securities

registered pursuant to section 12 of the

securities exchange act of 1934

The following description of the common stock of UMB Financial Corporation, Inc. (the “Company,” “we,” or “our”) is a summary and does not purport to be complete. It is subject to, and qualified in its entirety by reference to, our Restated Articles of Incorporation (the “Articles of Incorporation”) and our Bylaws, as amended (the “Bylaws”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit is a part. We encourage you to read our Articles of Incorporation, our Bylaws and the applicable provisions of the General and Business Corporation Law of Missouri, for additional information.

Common Stock

Authorized Capital Shares

Our authorized capital shares consist of 80,000,000 shares of common stock, $1.00 par value per share (“Common Stock”), and 1,000,000 shares of preferred stock, $0.01 par value per share (“Preferred Stock”).

Voting Rights

Except in the election of directors, each share of Common Stock is entitled to one vote on all matters submitted to a vote of the stockholders. In any matter other than the election of directors, every decision of a majority of the shares of Common Stock cast at a meeting at which a quorum is present is valid as an act of the shareholders, unless a larger vote is required by applicable law or our Articles of Incorporation or Bylaws.

In the election of directors, except as otherwise provided by applicable law, each holder of Common Stock has the right to cast a total number of votes equal to such holder’s number of shares of Common Stock as of the record date multiplied by the number of directors to be elected, and the votes may be cast for one director candidate or distributed among two or more director candidates. Directors are elected by a plurality of the votes of the shares of Common Stock entitled to vote on the election of the directors and represented in person or by proxy at a meeting at which a quorum is present. In an uncontested election of directors (that is, an election where the number of properly nominated director candidates does not exceed the number of directors to be elected), if any director receives a greater number of votes withheld than for, under our Corporate Governance Guidelines, the affected director is expected to promptly submit a letter of resignation to the Chair of our Corporate Governance & Nominating Committee and the Chair of our Board of Directors, specifying that the resignation will become effective upon acceptance by the Board of Directors. If the letter of resignation is accepted, the Board of Directors may fill the vacancy in compliance with our Bylaws and the Corporate Governance Guidelines or may leave the seat vacant and, if necessary or appropriate, amend our Bylaws to reduce the size of the Board. If the letter of resignation is rejected, the director will continue to serve in that capacity.

Dividend Rights

The holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors in its discretion out of funds legally available for the payment of dividends.

Liquidation Rights

Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company legally available for distribution after we have paid or provided for all of our liabilities and all of the preferential amounts to which any preferred shareholders may be entitled.

Other Rights and Preferences

The holders of our Common Stock do not have any preemptive or preferential rights to subscribe for or purchase any part of any new or additional issue of stock or securities convertible into stock. Our Common Stock does not contain any redemption or sinking fund provisions or conversion rights.  The holders of Common Stock may act by unanimous written consent.

Listing

Our Common Stock is traded on the NASDAQ under the trading symbol “UMBF.”